      XXX  Indicates deleted text for which Confidential Treatment is sought.


                          TACO CABANA RESTAURANT
                             LICENSE AGREEMENT


     THIS AGREEMENT is made and entered into on            , 1995,
by and between T.C. MANAGEMENT, INC., a Delaware corporation
(hereinafter referred to as "Licensor"), and CARROLS CORPORATION
(hereinafter referred to as "Licensee").

                           W I T N E S S E T H :


     WHEREAS, Licensor, as a result of its (and its predecessors') expenditure of time, skill, effort and money, has developed a system for the development and operation of Mexican patio cafe restaurants (hereinafter, together with the Company-owned and duly licensed Mexican patio cafe restaurants operating in accordance therewith, the "Taco Cabana System"); and

     WHEREAS, the components of the Taco Cabana System include, without limitation, distinctive exterior and interior designs (including special equipment packages and layout); special recipes and menu items; specially developed techniques for food preparation and service; training in the operation and management of the business; and promotional programs (all of which may be changed and further developed by Licensor); and

     WHEREAS, Licensor owns all right, title and interest in and to the trade name, trademark and service mark "Taco Cabana" and such other trade names, trademarks and service marks as are now designated (or as may hereafter be designated by Licensor) as part of the Taco Cabana System (hereinafter referred to as "Proprietary Marks"); and

     WHEREAS, Licensor and its predecessors, by reason of their maintenance of high standards for food quality and service, have established a favorable public reputation and created significant goodwill for restaurants operated under the Taco Cabana System and use such Proprietary Marks for their benefit and in order to identify for the public the source of products and services marketed in conformity with the Taco Cabana System's standards of quality and service; and

     WHEREAS, Licensee desires to operate a restaurant business under the Taco Cabana System and wishes to obtain a license for that purpose, as well as to receive the training and other assistance provided by Licensor in connection therewith; and

     WHEREAS, Licensee understands and acknowledges the importance
      of maintaining Licensor's standards of quality and service and the
necessity of operating the business licensed hereunder in accordance with Licensor's standards and specifications;

     WHEREAS, the Parties acknowledge that Licensee is currently engaged in the development and operation of restaurants other than Taco Cabana restaurants and that such restaurants may incorporate certain elements of the Taco Cabana System which are not unique or specific to the Taco Cabana System (excluding any recipes and/or the elements of Taco Cabana's trade dress);

     NOW, THEREFORE, in consideration of the mutual promises and considerations contained herein, the parties mutually agree as follows:

     I.          GRANT

           A. Licensor hereby grants to Licensee, upon the terms and conditions herein contained, the right to operate a restaurant business (hereinafter referred to as "Restaurant" or "licensed business"), and to use in connection therewith Licensor's Taco Cabana System, as it may from time to time be changed and further developed, only at the following location:
                                     .

           B. If as of the date of this Agreement, a location for the Restaurant acceptable to Licensor has not been secured by Licensee, Licensee shall thereafter lease or acquire a location in the manner specified in Exhibit A to this Agreement.

           C. Licensee agrees that the rights granted under this Agreement relate solely to the location set forth in Section I.A, or hereafter accepted by Licensor pursuant to Section I.B, and that the grant hereunder is non-exclusive and subject to the limitations contained in Section X.C.4 hereof. During the term of this Agreement, Licensor shall not operate or license any third party to operate a Taco Cabana restaurant within a radius of five miles of the site of the licensed business. xxx

                 Licensee shall not relocate the licensed business without first obtaining the written approval of Licensor. If Licensee should wish to relocate the site of its restaurant, a $5,000 relocation fee shall be paid by Licensee to Licensor upon filing its relocation application on a form provided by Licensor. In addition, Licensee shall reimburse Licensor for the travel, room, board, and salary expenses of its staff incurred in inspecting the proposed new site and in inspecting any construction or remodeling work required to render it suitable as the site of a Taco Cabana restaurant.

     II.         TERM AND RENEWAL

           A.    Unless otherwise terminated in accordance with the
      terms hereof, this Agreement shall expire on the earlier of:
(i)
twenty years from the date of the opening of the Restaurant, or
(ii) the date upon which Licensee shall no longer have the right to be in possession of the Restaurant location.

           B. Licensee may, at its option, renew this Agreement for a period of twenty years, provided the following conditions shall have been met prior to renewal:

                 1. Licensee shall have given Licensor written notice of its election to renew not less than six months nor more than twelve months prior to the end of the initial term; provided, however, that Licensee shall not be required to provide such notice until two months after it has received an inspection report from Licensor pursuant to the following paragraph.

                 2. At least nine months prior to the expiration of the initial term, Licensor shall inspect the restaurant and give written notice of all required maintenance, refurnishing, renovating, and remodeling necessary to bring the restaurant up to the standards for restaurant premises then uniformly expected of new Licensees. To the extent Licensor shall not have inspected the restaurant at least nine months prior to the expiration of the initial term, Licensor upon the written request of Licensee shall perform such inspection within 30 days after receipt of such request or waive its right to require such renovating or remodeling as a condition to renewal. In such event, at Licensee's election, the initial term shall be extended for a period equal to the period which elapses between the date nine months prior to expiration of the initial term and Licensor's delivery of the inspection report. Licensee shall have completed, to Licensor's satisfaction, all required maintenance, refurbishing, renovating, and remodeling not later than thirty days prior to expiration of the term; because of the importance of maintaining uniformly high standards in the Taco Cabana System, Licensee should expect the required renovations and improvements after a 20-year initial term to be substantial;

                 3.   Licensee shall not be in default of any
material provision of this Agreement beyond applicable periods of grace and notice. Any failure to have completed a development schedule under a Development Agreement shall not of itself affect Licensee's right to renew this Agreement for an existing restaurant. In addition, Licensee shall have satisfied all monetary obligations owed by Licensee to Licensor and shall have "faithfully and substantially complied" with these obligations throughout the term of this Agreement. A failure to "faithfully and substantially comply" is defined as any course of conduct by Licensee during the initial term which would have entitled Licensor to then terminate this Agreement, even though Licensor's right to terminate this Agreement during its initial term was not exercised at that time if Licensor shall have given to Licensee within 60 days of such event of default, or the expiration of any
      cure-period, or within 60 days of Licensor's obtaining actual knowledge of such event of default, if that is later, written notice of Licensor's intention to rely upon such default as a basis for refusing to renew this Agreement despite Licensor's willingness to permit performance of this Agreement for the remainder of the initial term;

                 4.   Licensee shall execute upon renewal
Licensor's then-current form of License Agreement, which will supersede this Agreement; provided that such renewal License Agreement shall not fundamentally alter the Licensee's rights or obligations pursuant hereto and shall incorporate such modifications or amendments to the standard License Agreement as are negotiated concurrently herewith or mutually agreed upon by Licensor and Licensee and the renewal license fee will not exceed 50% of the then-current initial license fee being charged to new Licensees under the Taco Cabana System;

                 5.   Licensee shall comply with Licensor's
then-current training requirements; and

                 6. Licensee shall execute a general release, in the form prescribed by Licensor, of any and all claims against Licensor and its affiliates and their respective officers, directors, agents, and employees, except for claims expressly identified and reserved by Licensee in its notice delivered to Licensor.

                      The Licensor, in its sole but reasonable judgment, shall determine whether all of the conditions entitling Licensee to renew have been satisfied and, if they have not, shall advise Licensee as promptly as possible but in no event less than four months prior to expiration of the initial term in order to permit a cure prior to such expiration, if possible. If any of the conditions to renewal have not been met by the expiration date of the initial term, this Agreement and all of Licensee's rights hereunder shall terminate; however, if Licensee shall have promptly commenced to cure prior to the expiration date and thereafter diligently prosecutes such cure, Licensee's time to cure shall be extended for such time as is reasonably required to complete such cure. During such extended cure period, the initial term shall be extended coterminously.

     III.        DUTIES OF LICENSOR

           A. Prior to the opening of the Restaurant, Licensor shall provide the following assistance and services to Licensee:

                 1. If Licensee has not already selected and obtained, and Licensor approved, a site prior to or concurrently with the execution of this Agreement, Licensor shall provide such site selection assistance and evaluation, including, in Licensor's discretion, on-site inspections, as Licensor may deem advisable; Licensee must select and submit a proposed site to Licensor for
      approval as promptly as possible after execution of this
Agreement.
The Licensor may inspect the site and shall notify Licensee in writing of its approval or disapproval of the proposed site within thirty days after Licensee submits all required documentation in connection with its site proposal;

                 2.   Within thirty business days after the
execution of this Agreement, Licensor shall deliver to Licensee a set of Licensor's standard plans and specifications for a Taco Cabana restaurant and lists of required furniture, fixtures, equipment and landscape features and approved suppliers thereof. The standard plans and specifications shall not be used as construction plans or blue-prints for the Restaurant, but only as required design concepts which, in accordance with Section IX.A hereof, shall be adapted by Licensee and its architect or contractor to Licensee's site, and Licensee hereby releases and shall indemnify Licensor and its agents, including architects or engineers of Licensor from any liability or damages arising from design or structural flaws in the construction of the restaurant premises; the standard plans and specifications provided Licensee are proprietary and confidential information belonging to Licensor, may not be distributed to third parties except to the extent necessary by Licensee's architects or contractors in the performance of their duties, which may include public filing of same with appropriate municipalities;

                 3. Licensor shall provide an initial training program for Licensee (or, if Licensee is not an individual, an operations supervisor designated by Licensee) and for Licensee's manager; however, if Licensee already operates three or more restaurants under the Taco Cabana System, Licensor may elect not to provide such initial training if, in Licensor's judgment, such training is not required or can more efficiently and economically be provided at Licensee's other restaurants;

                 4. If this restaurant is Licensee's first Taco Cabana restaurant, Licensor shall send one or more of its representatives to Licensee's Restaurant for a period of approximately ten days beginning approximately three days immediately prior to the scheduled Restaurant opening to assist in the opening and initial operations of the Restaurant, without charge; otherwise, such representatives shall be provided only at the Licensor's option to the extent it deems advisable and with full reimbursement by Licensee to Licensor for reasonable accountable expenses for transportation, meals, lodging and wages;

                 5. Licensor shall provide Licensee with one copy of Licensor's Confidential System Manual. It is Licensor's practice to provide Licensee with a copy of the Confidential System Manual within approximately 14 days after signing the License Agreement. This Manual shall remain confidential and the property of Licensor and must be returned to Licensor as provided in Section XI hereof. Licensor shall have the right to add to and otherwise
      modify this Manual from time to time in such respects as it deems
necessary, as long as such additions or modifications do not alter Licensee's fundamental status and rights or substantially increase its obligations or duties under this Agreement; and

                 6. Licensor shall assist Licensee in planning and coordinating promotions, advertising and such similar arrangements as Licensor deems necessary for the opening of the licensed business. Such promotions and advertising shall be provided for at Licensee's sole expense.

                 7.   Although not obligated to do so by this
Agreement or any other agreement, Licensor may provide suggestions or recommendations for construction modifications, remodeling and interior and exterior decor and make occasional progress inspections during the construction stage to assure substantial compliance with Licensor's plans and specifications as adopted in Licensee's approved construction plans and blueprints.

           B. Following the opening, Licensor shall provide the following assistance and services to Licensee for the operation of the Restaurant:

                 1. Licensor may make available such additional training programs for Licensee and its employees as deemed advisable to ensure the maintenance of the quality standards associated with the Taco Cabana System and to disseminate and implement improvements in the Taco Cabana System. If retraining of Licensee and its manager becomes necessary because of failure to observe Taco Cabana System standards, or if new managerial employees are employed during the term of this Agreement, there shall be a training fee, which is presently $500, for such retrained employee or new employee, who is actually trained by Licensor (it being contemplated, pursuant to Section III.A.3 that, in time, Licensee may assume responsibility for such training); such training fee may be adjusted from time to time by Licensor to reflect increases or decreases in Licensor's costs of providing such training. Such fees are payable to Licensor prior to commencement of the training program;

                 2. Licensor shall provide continuing advice and bulletins relating to the various aspects of the Taco Cabana System and promptly advise Licensee of modifications to the Confidential
System Manual and of new developments, modifications or improvements in the Taco Cabana System;

                 3.   Licensor shall conduct inspections of
Licensee's Restaurant and its operations and provide written evaluations thereof at such times as it deems advisable to ensure the maintenance of the quality standards associated with the Taco Cabana System;

                 4.   As provided in Section V hereof, Licensor
      shall administer the national advertising materials fund to develop
and prepare advertising materials for use within the Taco Cabana System, such as audio and video tapes, hand-bills, coupons, and magazine or newspaper layouts. Advertising materials developed through the fund will be made generally available for use by all licensees in the Taco Cabana System. If a national media fund is established by Licensor, or if one or more regional advertising funds are established by or with the approval of Licensor, Licensor or its designees shall administer and expend contributions to such funds to develop and pursue advertising campaigns to promote the Taco Cabana System and to arrange for media placement or promotional campaigns in the national or regional markets. Contributions to such funds will not be assets of the Licensor, but Licensor shall maintain all of the advertising funds in accounts separate from its general funds and shall make annual audited accountings of the receipts and disbursements of such funds available to Licensee. Licensor shall, for each of its company-owned Taco Cabana restaurants, make contributions to the funds determined on the same uniform basis as the assessments required of licensees under the Taco Cabana System;

                 5. Licensor shall make its employees reasonably available for consultation in person or by telephone at Licensor's business address during regular business hours and, upon Licensee's request, Licensor may also provide additional supervisory or consulting assistance during the term of this Agreement provided that Licensee pays all reasonable expenses incurred by Licensor in rendering any requested special on-site assistance or other non-routine assistance immediately upon receipt of a statement therefor.

                 6.   XXX

     IV.         INITIAL FEES

                 In consideration for administrative and other costs incurred by Licensor and opportunities lost or deferred by the grant of this license, Licensee shall pay to Licensor a non-refundable initial license fee of Fifty Thousand Dollars ($50,000) (as to which Licensee shall be entitled to a credit from the Development Fee paid in conjunction with the Development Agreement executed by Licensor and Licensee on June 30, 1994); provided, however, that to the extent this form of License Agreement is used for the eleventh and subsequent licensed Taco Cabana Restaurants to be opened by Licensee pursuant to the above-referenced Development Agreement, the Licensee shall pay to Licensor a non-refundable initial license fee of Twenty-Five Thousand Dollars ($25,000.00) payable upon commencement of construction of such restaurant.

     V.          ROYALTIES AND ADVERTISING EXPENDITURES

           A.    The Licensee is required to pay the Licensor by
      the 20th day of each month a royalty for the preceding month equal
to 4% of gross sales of the Restaurant.

           B. Licensee shall pay to Licensor a monthly contribution to the national advertising materials fund in an amount equal to one-half of one percent (.5%) of the gross sales of the Restaurant during the preceding month, to develop and prepare advertising materials for use within the Taco Cabana System, such as audio and video tapes, hand-bills, coupons, and magazine or newspaper layouts. Advertising materials developed through the fund will be made generally available for use by all licensees in the Taco Cabana System. The national advertising materials fund shall not be used to defray the cost of distributing such materials or purchasing space or time in the media.

                 The Licensee shall independently expend on a quarterly basis an amount not less than 2% of its gross sales for the quarter for local advertising and shall, upon Licensor's request, submit to Licensor a written accounting of such advertising expenditures by the 20th day following such request; any deficiency resulting from a bona fide underestimation of gross sales being realized in a given month may be made up by additional expenditures in the amount of such deficit during the immediately following quarter. This requirement will typically be met by expending such amounts for local television, radio, magazine or newspaper placement of advertising materials made available to the Licensee through the national advertising materials fund or, with the prior written approval of Licensor in accordance with Section VIII hereof, by so placing Licensee-developed advertising materials or conducting promotional campaigns.

                 Licensee agrees that Licensor shall have the right, in its discretion, to establish national and/or regional media funds for advertising and promotion of the Taco Cabana
System or any part thereof. Licensee agrees that such media funds may be used to meet any and all costs of maintaining, administering, directing, and conducting advertising and/or promotional activities (including, without limitation, the cost of preparing and conducting television, radio, magazine and newspaper advertising campaigns, marketing surveys, and other public relations activities; employing advertising agencies to assist therein; and distributing promotional brochures and other marketing materials to licensees in the Taco Cabana System). In the event Licensor establishes or approves a regional media fund for an area incorporating the Licensee's restaurant, Licensee shall participate therein and submit to Licensor by the 20th day of each month a contribution based upon a percentage of gross sales to be determined by the Licensor (or by any other Licensor-approved administrating group consisting of the Licensor and Licensees), but not to exceed 2% of the gross sales of each of Licensee's licensed restaurants in the region for the preceding month, calculated on a uniform basis for all licensees in the region. Any amounts contributed to a regional media fund may be applied as a credit
      against the local advertising requirement.  If a regional advertising cooperative is established during the term of this Agreement in the market coverage area in which the Restaurant is located, then Licensee shall become a member of the cooperative and shall abide by the bylaws and rules of the cooperative, so long as the cooperative is in existence XXX

                 In the event Licensor establishes a national media fund for the Taco Cabana System, the Licensee shall also participate therein and submit to Licensor or its designees by the 20th day of each month a contribution based upon a percentage of gross sales to be determined by the Licensor, but not to exceed 1% of the gross sales of each of Licensee's restaurants for the preceding month. Any amounts contributed to the national media fund may be applied as a credit against the local advertising requirement.

           C. Licensee agrees that the national advertising materials fund and the media funds, if any are established, (hereinafter jointly referred to as "Funds") shall be maintained and administered by Licensor or its designees as follows:

                 1. Licensor shall direct all advertising and promotional programs, with sole discretion over the concepts, materials, and media used in such programs and the placement and allocation thereof. Licensee agrees and acknowledges that the Funds are intended to enhance the value of all Taco Cabana Restaurants in the Taco Cabana System and to maximize general public recognition and acceptance of the Proprietary Marks for the benefit of the entire Taco Cabana System, and that Licensor and its designees undertake no obligation, in administering the Funds, to make expenditures for Licensee which are equivalent or proportionate to Licensee's contribution, or to ensure that any particular Licensee benefits directly or pro rata from advertising or promotion conducted under the Funds.

                 2. Licensee shall contribute to the Funds in accordance with the provisions herein, shall allocate its contributions as directed by Licensor consistent herewith, and shall remit all contributions by separate checks made payable to the appropriate Funds. Fund contributions as a percentage of gross sales will be uniform for substantially all licensees, except for contributions to regional media funds, which may differ in percentage amounts between regions but which will be uniform for substantially all licensees in a particular region. Licensor shall, for each of its company-owned restaurants under the Taco Cabana System, make contributions to the Funds equivalent to the maximum percentage assessments then required of licensees within the Taco Cabana System.

                 3. The Funds are not and shall not be an asset of Licensor; all contributions to the Funds, plus income earned from such contributions, shall be used exclusively for the purposes stated above and the Funds shall be implemented and managed so as
      reasonably to minimize the income tax liability, if any, of such
Funds. All sums paid by Licensee to the Funds shall be maintained in accounts separate from the other monies of Licensor and shall not be used to defray any of Licensor's other expenses, except for such reasonable administrative costs and overhead, if any, as Licensor may incur in activities directly related to the administration or direction of the Funds and advertising programs for the Taco Cabana System. The Funds and their earnings shall not otherwise inure to the benefit of Licensor. An accounting of the operations of each Fund as shown on the books of Licensor shall be prepared annually by an independent certified public accountant selected by Licensor and such accounting and a Licensor-prepared detailed schedule of Fund expenditures shall be made available to Licensee. Licensee may also, upon 30 days advance written notice, at Licensee's expense inspect at Licensor's headquarters the relevant portion of the books for the applicable Funds affecting Licensee.

                 4. It is anticipated that all contributions to the Funds shall be expended for advertising and/or promotional purposes during the taxable year within which the contributions are made. If, however, excess amounts should remain in the Funds at the end of such taxable year, all expenditures in the following taxable year shall be made first out of accumulated funds from previous years and next out of funds in the current year.
     XXX

                 5. Although the Funds are intended to be of perpetual duration, Licensor retains the right to terminate any of the Funds. No Fund shall be terminated, however, until all monies in the Fund have been expended for advertising and/or promotional purposes in accordance herewith.

           D. All monthly payments required by this Section V (except for local advertising expenditures which shall be generally expended on the basis of gross sales for the quarter then in progress) shall be paid by the 20th day of each month on the gross sales during the preceding calendar month, and shall be submitted to Licensor together with any monthly reports required under
Section VI of this Agreement. Any payment or report not actually received by Licensor on or before such date shall be deemed overdue. If any payment is overdue, Licensee shall pay to Licensor, in addition to the overdue amount, interest on such amount from the date it was due until paid, at the prime rate then quoted by the Chase Manhattan Bank, N.A. on the date payment was due, plus 3% per annum or the maximum rate permitted by law, whichever is less.

           E. As used herein, "gross sales" shall include the amount of all sales of all food, merchandise or services sold or rendered by Licensee, whether for cash or credit (regardless of collection in the case of credit), and income of every kind related to the licensed restaurant, including, without limitation,
      on or off premises catering and all revenues from electronic
or
video games and all other vending machines, if authorized; provided, however, that "gross sales" shall not include any sales tax or other similar taxes collected from customers; proceeds from a sale of the business or other sale not in the ordinary course of business; sales of fixtures and equipment; refunds; sales of approved premiums; the value of discounts to employees the value of coupons or similar credits; or, if credit cards are utilized, credit card fees.

           F. Licensor agrees to use its reasonable best efforts to administer the Funds in such a manner as to enhance the value of all Taco Cabana Restaurants in the Taco Cabana System .

     VI.         ACCOUNTING AND RECORDS

           A. Licensee shall submit to Licensor by the 20th day of each month a statement, in the form prescribed by Licensor, accurately reflecting all gross sales, expense items and operating income during the preceding month, together with all payments due hereunder.

           B. Licensee shall, at Licensee's expense, submit to Licensor a quarterly profit and loss statement, which may be unaudited, for the Restaurant (in the form prescribed by Licensor and showing the sources of all income and the amount expended each month during the quarter on local advertising) within 30 days of the end of each quarter of the fiscal year of Licensee during the term of this Agreement. Licensee shall also submit, at Licensee's expense, an annual balance sheet, income statement, and funds flow statement for Licensee, which may be unaudited, within 90 days of the end of each fiscal year of Licensee during the term of this Agreement. Each statement shall be signed by Licensee or by Licensee's treasurer or chief financial officer attesting that the statement is true and correct.

           C. Licensee shall also submit to Licensor other reports and information in the form and at the times reasonably required, upon request and as specified in the Confidential
System Manual or otherwise in writing.

           D.    Licensee shall use only non-resettable
point-of-sale cash register systems approved by Licensor (which approval shall not be unreasonably withheld), which shall contain devices that will record accumulated sales and other management accounting data.

           E. Licensor or its designated agents at Licensor's sole cost and expense shall have the right at all reasonable times to examine the books, records, and information contained in the tax returns of Licensee to the extent the same relate to licensed Taco Cabana operations. Licensor shall also have the right, at any time, at Licensor's sole cost and expense to have an independent audit
      made of the books, as same relate to Licensee's Taco Cabana business, of Licensee. If an inspection or audit reveals that any payments owed to Licensor have been understated in any report to Licensor, then Licensee shall immediately pay to Licensor, upon demand, the amount understated plus interest from the date such amount was due until paid, at the prime rate then quoted by the Chase Manhattan Bank, N.A., on the date payment was due, plus 3% per annum, or the maximum rate permitted by law, whichever is less.

If an inspection or audit discloses an understatement of amounts owed to Licensor in any report of 3% or more, Licensee shall also reimburse Licensor for any and all costs connected with the inspection or audit (including, without limitation, reasonable accounting fees). The foregoing remedies shall be in addition to any other remedies Licensor may have. Licensee shall have the right to challenge the audits performed by Licensor and if Licensee and Licensor cannot agree upon the audit, the dispute shall be submitted to arbitration.

           F. Licensee shall maintain at all times, for the three most recent fiscal years, complete and accurate books, records and accounts prepared in accordance with generally accepted accounting principles.

     VII.        INSURANCE

           A. Licensee shall at its expense procure, prior to the commencement of business, and maintain in effect during the term of this Agreement insurance protecting Licensee and Licensor and their officers, directors, partners and employees, against any loss, liability, personal injury, death, property damage or expense whatsoever from fire, lightning, theft, vandalism, malicious mischief and the perils included in the extended coverage endorsement, in connection with the construction, operation or occupancy of the Restaurant.

           B. Such policy or policies shall be written by an insurance company reasonably satisfactory to Licensor and shall include, at a minimum (except as additional coverages and higher policy limits may reasonably be specified from time to time by Licensor in the Confidential System Manual or otherwise by the Licensor in writing provided such additional coverages and higher policy limits are standard in the industry and are uniformly required of Licensor-owned restaurant and other licensed restaurants in the Taco Cabana system) the following:

                 1. Comprehensive general liability insurance, including product liability, completed operations and independent contractors coverage and comprehensive automobile liability coverage for both owned and non-owned vehicles in the amount customarily and reasonably maintained for Taco Cabana System restaurants per person/per occurrence for bodily injury and property damage combined, and naming Licensor as an additional insured in each such policy or policies.

                 2.   Workers' compensation, dram shop (with
Licensor as an additional insured) and employer's liability insurance as well as such other insurance as may be required by statute or rule of the state in which the Restaurant is located and operated.

                 3.   Fire, vandalism, and extended coverage
insurance with primary and excess limits of not less than the 80% of replacement value of the licensed restaurant and its furniture, fixtures and equipment.

           C. In connection with any construction or remodeling of the Restaurant, Licensee shall cause the general contractor to maintain with a reputable insurer comprehensive general liability insurance (with comprehensive automobile liability coverage for both owned and non-owned vehicles, builder's risk, product liability, and independent contractors coverage) in at least the amount customarily and reasonably maintained for Taco Cabana System restaurants, with Licensor named as an additional insured, and such worker's compensation and employer's liability insurance as may be required by law.

           D. No later than 15 days before the date on which any construction is commenced and on each policy renewal date thereafter, Licensee shall submit evidence of satisfactory insurance by delivery of a certificate of insurance to Licensor, together with, upon request, original or duplicate copies of all policies and policy amendments. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be cancelled without at least 30 days prior written notice to Licensor.

           E. Should Licensee fail to maintain the required insurance, Licensor shall have the right upon notice to Licensee to procure such insurance for Licensee's account, the charges for which shall be payable by Licensee immediately upon invoice.

     VIII.       ADVERTISING STANDARDS

                 Recognizing the value of advertising, and the importance of the standardization of advertising programs to the furtherance of the goodwill and public image of the Taco Cabana System, the parties agree that all advertising by Licensee in any medium shall be conducted in a dignified manner and shall conform to such standards and requirements (uniformly applied throughout the Taco Cabana System including Company-owned restaurants) as Licensor may specify from time to time in writing. Licensee shall submit to Licensor, for its prior approval (except with respect to prices to be charged), samples of all advertising and promotional plans and materials that Licensee desires to use and that have not been prepared or previously approved within one year by Licensor. Licensor shall notify Licensee of Licensor's approval or disapproval thereof within 10 days from the date of
      receipt by Licensor of such materials; failure to respond within 10
days shall be deemed approval. Licensee shall not use any advertising or promotional plans or materials which have not been approved by Licensor, and shall cease to use any plans or materials promptly upon notice by Licensor.

     IX.         CERTAIN OPERATING STANDARDS IMPOSED ON LICENSEE

           A. To ensure that the Restaurant meets Licensor's criteria as to size, location and design:

                 1.   If Licensee will occupy the Restaurant
premises under a lease, Licensee shall submit the proposed lease to Licensor in advance of signing it. XXX

                      a.    XXX

                      b.    XXX

                 2. Before commencing with construction of the Restaurant or other related improvements to the premises, Licensee shall, at its expense, comply to Licensor's reasonable satisfaction with all of the following requirements:

                      a.    Licensee shall employ a licensed
architect or engineer to prepare a site layout and plan for construction of the Restaurant;

                      b.    Licensee shall submit to Licensor for
Licensor's approval a site layout and plan adapting Licensor's then-current building plans and specifications to Licensee's location and to all applicable local and state requirements. Licensor shall review and provide Licensee with written notice of its approval or disapproval (and, in the latter case, specify the reasons therefor) as promptly as possible and in no event later than 30 days after receipt of Licensee's site layout and plan. Licensor's failure to expressly approve or disapprove such site layout and plan within the prescribed time period shall be deemed approval.

           When approved by Licensor, such layout and plan shall not thereafter be materially modified without the prior written consent of Licensor;

                      c.    Licensee shall employ a general
contractor to supervise construction of the Restaurant (Carrols
Corporation may act as its own general contractor);

                      d.    Licensee shall obtain all permits
required for construction and operation of the Restaurant and certify to Licensor that all permits have been obtained; and

                      e.    Licensee shall execute a release
      acknowledging that it has secured its own professional architectural, engineering and contracting services (Carrols Corporation may act as its own general contractor) to adapt Licensor's prototype plans for Licensee's restaurant premises and releasing, agreeing to hold Licensor harmless and indemnifying Licensor from any liability, public or otherwise, for design or construction defects and any damages arising therefrom.

                 3. After securing all required plan approvals, Licensee shall provide written notice to Licensor of the date of commencement of construction of the Restaurant within three days after commencement. Licensee shall maintain continuous diligent construction of the Restaurant premises and shall complete construction in accordance with the approved site layout and plans within 180 days of the execution of this Agreement, exclusive of time lost by reason of strikes, lockouts, fire and other casualties and Acts of God and other causes beyond the reasonable control of Licensee. Licensee further agrees that Licensor and its agents shall have the right to inspect the construction at all reasonable times. After completion of construction, Licensee shall obtain a Certificate of Occupancy, and after obtaining Licensor's approval for opening, open the Restaurant as promptly as possible.

           B. During the time Licensee is operating the restaurant pursuant hereto, Licensee shall use the Restaurant premises solely for the operation of the business licensed hereunder, and shall keep the Restaurant open and in normal operation for such minimum hours as is customary with Licensor's own restaurants and other franchised restaurants, taking into account market demographics and zoning restrictions. Licensee shall not locate or permit to be located on or about the Restaurant premises any pinball machine, jukebox, or any other type of amusement or vending machine without the prior written approval of Licensor.

           C. Licensee shall maintain the Restaurant in the highest degree of repair and condition, and otherwise in a manner consistent with such standards as Licensor may reasonably require, and in connection therewith shall promptly make such additions, alterations, modifications, repairs, and replacements thereto as may be reasonably required, including, without limitation, repainting and repairs to equipment, and replacement of obsolete signs uniformly required of Company restaurants and other existing franchises. At Licensor's request XXX.
Licensee shall remodel and refurbish the Restaurant at its expense to conform to the building design, trade dress, color schemes, and presentation of trademarks and service marks consistent with the design concepts then in effect for new restaurants under the System.

           D. Licensee shall maintain the highest health standards applicable to the operation of the Restaurant and consistently applied within the Taco Cabana System as Licensor may reasonably require.

           E. Licensee shall operate the Restaurant in conformity with such methods, standards and specifications consistently and uniformly applied to Licensor's own restaurants and other franchised restaurants in the Taco Cabana System as Licensor may from time to time prescribe to ensure that the highest degree of quality and service is consistently maintained in the Taco Cabana System and, accordingly, Licensee agrees:

                 1.   To maintain in sufficient supply (as
prescribed in the Confidential System Manual or otherwise by the Licensor in writing) and to use at all times only such equipment, small wares, products, materials, ingredients, supplies and paper goods as conform to Licensor's uniform standards and specifications, and to refrain from deviating therefrom without Licensor's prior written consent;

                 2. To use at the Restaurant only menus which comply with Licensor's prescribed specifications for materials, style, content and design; however, Licensor recognizes Carrols Corporation's substantial restaurant expertise and having due regard therefor will not unreasonably withhold its consent to requested modifications of the foregoing which would not in Licensor's opinion compromise the Taco Cabana System's reputation for uniformity, consistency and high quality throughout the System;

                 3. To sell or offer for sale only such products and menu items as meet Licensor's uniform standards of quality and quantity, and as have been expressly approved for sale in writing by Licensor, and as have been prepared in accordance with Licensor's prescribed methods and techniques, and shall discontinue selling and offering for sale such previously approved items as Licensor, in its discretion, disapproves in writing at any time; however, Licensor recognizes Carrols Corporation's substantial restaurant expertise and having due regard therefor will not unreasonably withhold its consent to requested modifications of the foregoing which would not in Licensor's opinion compromise the Taco Cabana System's reputation for uniformity, consistency and high quality throughout the System;

                 4.   To purchase and install, at Licensee's
expense, such fixtures, furnishings, signs, equipment and landscape features as prescribed in the Confidential System Manual or as Licensor may reasonably direct from time to time in writing; and to refrain from installing, without Licensor's prior written consent, any fixtures, furnishings, signs, equipment, landscape features or other improvements in or about the Restaurant not previously approved as meeting the standards and specifications of the Taco Cabana System; however, Licensor recognizes Carrols Corporation's substantial restaurant expertise and having due regard therefor will not unreasonably withhold its consent to requested modifications of the foregoing which would not in Licensor's opinion compromise the Taco Cabana System's reputation
      for uniformity, consistency and high quality throughout the
System;

                 5. To employ such reasonable minimum number of employees as may be reasonably required by Licensor (in no event shall such required minimum number be more than are employed in comparable-sized Company-owned restaurants with similar hours of operation) and to comply with all applicable regulations with respect to employees; however, Licensor recognizes Carrols Corporation's substantial restaurant expertise and having due regard therefor will not unreasonably withhold its consent to requested modifications of the foregoing which would not in Licensor's opinion compromise the Taco Cabana System's reputation for uniformity, consistency and high quality throughout the System;

                 6. To maintain a competent staff and to ensure that employees keep a neat and clean appearance and comply with such dress code as Licensor reasonably requires; and

                 7.   To comply, at its own expense, with all
federal, state and local laws, ordinances and regulations affecting the operation of the Restaurant.

           F. Licensee shall purchase all equipment, supplies and other products and materials required for the operation of the Restaurant solely from suppliers who demonstrate the ability to meet Licensor's reasonable standards and specifications for such items, as prescribed in the Confidential System Manual or promulgated from time to time by the Licensor; who possess adequate quality controls and capacity to supply Licensee's needs promptly and reliably; and who have been approved in writing by Licensor, which approval shall not be unreasonably withheld or delayed, and not thereafter disapproved. If Licensee desires to purchase any items from a non-approved supplier, Licensee shall submit to Licensor a written request for such approval or shall request the supplier itself to do so. Licensor shall have the right to require that its representatives be permitted to inspect the supplier's facilities, and that samples from the supplies be delivered, at its option, to Licensor or to an independent laboratory designated by Licensor for testing. A charge not to exceed the reasonable cost of the inspection and the actual cost of the test shall be paid by Licensee or the supplier; XXX. Licensee and supplier shall be promptly notified in writing of the Licensor's approval or disapproval. Licensor reserves the right, at its option, to reinspect the facilities and products of any approved supplier and to revoke its approval upon the supplier's failure to continue to meet any of the Taco Cabana System criteria.

           G. Licensee shall permit Licensor or its agents or representatives to enter the Restaurant at any time for the purpose of conducting inspections, provided such visits are conducted in a manner so as to avoid interference with the operation of the restaurant; shall cooperate fully with such agents or representatives in such inspections by rendering such assistance as
      such agents or representatives may reasonably request; and, upon
notice from Licensor or its agents or representatives and without limiting Licensor's other rights under this Agreement, shall take such steps as may be necessary to immediately correct any deficiencies detected during such inspections. Licensee shall permit Licensor or its agents to remove from the Restaurant samples of any food or non-food items without payment in amounts reasonably necessary for testing to determine whether the samples meet the Taco Cabana System's then current standards and specifications. In addition to any other remedies available to it for substandard service by Licensee, Licensor may require Licensee to bear the cost of such testing if the supplier of the item has not previously been approved by Licensor or if the sample fails to conform to the Taco Cabana System's quality standards.

           H. Licensee acknowledges that Licensor may from time to time prepare certain spices, sauces or other products according to secret recipes and make these available to Licensee. If such products become part of the Taco Cabana System and Licensor requires their purchase, then Licensee shall use only such products and shall purchase from Licensor or from a source designated by Licensor all of Licensee's requirements of any such products; provided, however, that if Licensee requests approval of an alternate supplier of any such item in accordance with Section IX.F., Licensor (subject to its satisfaction in its sole discretion with the proposed supplier's acceptance of a confidentiality agreement and security measures to protect such secret recipes) shall make at least one alternate supplier of such item an approved supplier.

           I. Licensee shall sell, or make a bona fide attempt to sell, all of the menu items and promotional materials listed in the Confidential System Manual, or of which Licensee is informed in writing from time to time by Licensor unless otherwise reasonably agreed to based upon demographic and cultural diversity of Carrols' Taco Cabana restaurants. Such requirements are imposed to ensure the substantial uniformity of restaurants in the Taco Cabana System and the maintenance of the high quality food products and beverages and the fine reputation and goodwill which Taco Cabana restaurants enjoy.

           J. Licensee shall make sales only from its licensed premises and shall not, without the express authorization of Licensor and the execution of separate License Agreements for each licensed restaurant, open or operate different Taco Cabana restaurants from the one described in this Agreement; provided, however, that Licensee shall be authorized to offer and provide off-premises catering from the Taco Cabana restaurant licensed hereby for functions not lasting more than a consecutive twenty-four hour period without Licensor's prior written approval. Off-premises catering for an event for more than a consecutive twenty-four hour period shall require Licensor's prior written approval, which shall not be unreasonably withheld. It is
      acknowledged, however, that it shall not be unreasonable for
Licensor to reject, at a minimum but without limitation, any extended term or permanent off-premises catering arrangement or any arrangement for the sale at wholesale or retail by a third party of products prepared and supplied by Licensee at its licensed Taco Cabana restaurant.

     X.          PROPRIETARY MARKS

           A. Licensor represents and covenants with respect to the Proprietary Marks that:

                 1. Licensor and/or its parent corporation, Taco Cabana, Inc., is the owner of all right, title and interest to and in the registered service mark "Taco Cabana" and, to the best of its knowledge, the other Proprietary Marks.

                 2. Licensor will take steps reasonably necessary to protect the ownership and validity of such Proprietary Marks.

           B.    Licensee agrees that:

                 1. Licensee shall use the Proprietary Marks only in the manner authorized by Licensor.

                 2. Licensee shall use the Proprietary Marks only in conjunction with the Restaurant or other Taco Cabana restaurants which Licensor has licensed Licensee to operate.

                 3. Licensee shall identify itself as a licensed owner of the business in conjunction with any use of the Proprietary Marks, which uses shall include, but not be limited to, uses on invoices, order forms and contracts, and shall display a conspicuously placed notice of its licensee status at the Restaurant.

                 4. Unless otherwise authorized by Licensor, Licensee shall refer to the licensed business as a "Taco Cabana," without prefix or suffix.

                 5.   Unauthorized use by Licensee of the
Proprietary Marks shall constitute an infringement of Licensor's rights.

                 6. Licensee shall not use the Proprietary Marks to incur any obligation on behalf of Licensor.

                 7. Licensee shall not use the Proprietary Marks as part of its legal name.

                 8.   Licensee shall comply with Licensor's
direction in maintaining trade name or fictitious name registrations, and shall execute any documents deemed necessary by Licensor to obtain protection for the Proprietary Marks or to
      maintain their continued validity and enforceability.

                 9.   In the event of any infringement of, or
challenge to, the Licensee's use of any name, mark, or trade dress feature associated with the Taco Cabana System, the Licensee is obligated to immediately notify Licensor and to cooperate fully with the Licensor in defending or settling any litigation arising therefrom. If the Licensee is requested to cooperate in such litigation, the Licensor will reimburse the Licensee for its reasonable out-of-pocket expenses in so doing (including any reasonable attorneys' fees).

     The Licensor will have sole discretion to take such action as it deems reasonably necessary in the circumstances in the event of any such alleged infringement.

     While Licensor is not required by the License Agreement or otherwise to defend the Licensee against any claim of infringement, unfair competition or other claim respecting the Licensee's use of any Taco Cabana proprietary name, mark, or trade dress feature, Licensor will indemnify the Licensee against, and reimburse the Licensee for, all damages (including any reasonable attorney's fees) for which it is held liable in any proceeding arising out of the use of any Taco Cabana proprietary name, mark, or trade dress feature in a manner expressly authorized by Licensor and for all costs reasonably incurred by the Licensee in the defense of any such claim, as long as the Licensee has promptly notified Licensor of such claim.

                      If it becomes advisable at any time in the sole discretion of the Licensor to modify or discontinue the use of any principal identifying name or mark (excluding such marks as relate to particular menu items or advertising or promotional campaigns, which may change from time to time in the ordinary course of business and for which Licensor will have no reimbursement obligation) or to use one or more additional or substitute names or marks, the Licensee is obligated to do so and the sole obligation of Licensor in any such event will be for Licensor to reimburse the Licensee for its out-of-pocket costs (such as changing signs) of complying with this obligation; obligations to modify, discontinue or use names or marks pursuant to this paragraph will be uniformly imposed throughout the Taco Cabana System, including Licensor-owned stores, except where third party prior use rights in a particular area require nonuniform treatment.

                 10. Under the License Agreement, the Licensee agrees not to contest the Licensor's ownership, title, right or interest in the names, marks, trade dress, trade secrets, methods, procedures and advertising techniques which are part of the Taco Cabana System (excluding such elements of the Taco Cabana System as are excluded from the definition of Confidential Information by
Section XII.B hereof) and agrees not to contest Licensor's sole right to register, use or license others to use such names, marks,
      trade dress, trade secrets, methods, procedures and
techniques.

                 11.  Any goodwill from Licensee's use of the
Proprietary Marks at the Restaurant shall inure exclusively to Licensor's benefit, and upon expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee's use of the Taco Cabana System or the Proprietary Marks; XXX

           C.    Licensee acknowledges that:

                 1. Licensor and/or its parent corporation, Taco Cabana, Inc., is the owner of all right, title and interest to and in the Proprietary Marks and the goodwill associated with and symbolized by them, subject to the provisions of Section X.B.11. above.

                 2. The Proprietary Marks serve to identify the Taco Cabana System and those who are licensed thereunder.

                 3. Licensee's use of the Proprietary Marks does not provide Licensee with any ownership or other interest in or to the Proprietary Marks, except the non-exclusive license granted herein.

                 4. The license of the Proprietary Marks granted hereunder is non-exclusive (except as otherwise expressly provided by Section I of this Agreement or by a fully executed and effective Taco Cabana Development Agreement) and accordingly, Licensor may:

                      a.    Use, and grant licenses to others to
use, the Proprietary Marks.

                      b. Use the Proprietary Marks in connection with the sale of food and other products at wholesale and retail, XXX

                      c.    Establish, develop, and license other
systems which are not substantially similar to the Taco Cabana
System without offering or providing Licensee any rights in, to, or under such other systems.

     XI.         CONFIDENTIAL SYSTEM MANUAL

           A. In order to protect the reputation of Licensor and to maintain the highest standards of operation under the Taco Cabana System, Licensee shall conduct its business in accordance with the Confidential System Manual, one copy of which will be loaned to Licensee for the term of this Agreement. The loaned copy shall be promptly returned to Licensor upon the termination or expiration of this Agreement.

           B.    Licensee shall at all times treat the Confidential
      System Manual, and all other manuals approved for use at the
Restaurant as confidential and shall use reasonable efforts to maintain such information as confidential. Licensee shall not at any time, without Licensor's prior written consent, copy, record or otherwise reproduce any of such materials, nor make any of such materials available to any unauthorized person. Licensor consents to a reasonable number of copies to be made as is necessary for Licensee's operation of the Licensed Restaurant; provided that each such copy is properly accounted for by Licensee and returned upon termination or expiration of this Agreement.

           C. The Confidential System Manual shall remain the sole property of Licensor.

           D.    Licensor may revise the contents of the
Confidential System Manual; provided that such revisions do not substantially increase Licensee's duties and obligations hereunder or substantially decrease Licensee's rights hereunder, and Licensee agrees to comply with each such revision thereto.

           E. Licensor shall timely provide Licensee with all updates to Licensor's Confidential System Manual. Licensee shall at all times ensure that its copy of the Confidential System Manual is kept up-to-date, and in the event of any dispute as to the contents of the Confidential System Manual, the terms of the Confidential System Manual maintained at Licensor's headquarters shall control.

     XII.        CONFIDENTIAL INFORMATION

           A. In order to preserve and protect the trade secrets and the confidential and proprietary information (hereinafter
"Confidential Information") disclosed to Licensee during the term of this Agreement, Licensee agrees that:

                 1. Licensee shall treat such information as confidential both during the term of this Agreement and thereafter.

                 2.   Licensee shall use such Confidential
Information only in conjunction with its operations under this Agreement.

                 3. Licensee shall disclose such Confidential Information only to such of its employees or agents as require such information in order to operate the licensed business and, to the extent required by and observed in practice by Licensor only after any such managerial employee has executed a non-disclosure agreement in the form reasonably prescribed by Licensor. Licensor shall be a third-party beneficiary of such nondisclosure agreement.

           B. Any information or techniques which Licensor designates as confidential shall be deemed Confidential Information for purposes of this Agreement, except information which, (i) Licensee can demonstrate it knew about prior to disclosure by
      Licensor, (ii) is, or has become, a part of the public domain or is
generally used in the restaurant industry, or (iii) is independently developed by Licensee (although in the latter case Licensor shall enjoy a perpetual royalty-free right to use and license others under the Taco Cabana System to use such information). Information or techniques prepared, compiled or developed by Licensee during the term of this Agreement and relating to the licensed business, whether developed separately or in conjunction with Licensor, shall be considered as part of Licensor's Confidential Information and proprietary to Licensor.

           C. Licensee acknowledges that any failure by Licensee to comply with the requirements of this Section XII shall cause
Licensor irreparable injury, and, provided that Licensor is the prevailing party, Licensee agrees to pay all court costs and reasonable attorney's fees incurred by Licensor in obtaining specific performance of, or an injunction against violation of, the requirements of this Section XII.

     XIII.       TRANSFER OF INTEREST

           A. Transfer by Licensor: Licensor shall have the right, insofar as the Licensee is concerned, to transfer or assign all or any part of its rights or obligations hereunder to any person or legal entity in such manner as to recognize and protect the pre-existing rights of Licensee hereunder. Licensor shall remain liable thereafter on obligations hereunder to Licensee which are known and due at the time of transfer, but shall not be liable for subsequently occurring obligations.

           B. Transfer by Licensee-General Provisions: Licensee understands and acknowledges that Licensor has granted this Agreement in reliance on Licensee's business skill and financial capacity. Accordingly, except for a public offering of securities by Licensee and except for certain transfers to other entities controlled by Licensee or transfers which do not, taken together with all previous, simultaneous or contemplated transfers, have the effect of transferring more than a 49% interest in Licensee on a cumulative basis (which last-referenced transfers shall not require Licensor's consent, and provided further that restrictions upon the transfer of any equity interest in Licensee, regardless of whether such transfers constitute an effective change in control of Licensee, shall not be applicable for any period during which Licensee is a reporting company pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934), neither this Agreement nor Licensee's rights therein may be sold, assigned, transferred, conveyed, given away, pledged, mortgaged or otherwise encumbered without first affording Licensor an opportunity to exercise its rights of first refusal (upon the terms and conditions described in Section XIII.E. hereunder) and, if such rights are not exercised, without the prior written consent of Licensor, which shall not be unreasonably withheld subject to satisfaction of the following conditions:

                 1.   All of Licensee's accrued monetary
obligations and all other outstanding obligations to Licensor and its affiliates shall have been satisfied;

                 2. Licensee shall not be in default (beyond applicable periods of grace and notice) of any material provision of this Agreement or any other agreement between Licensee, on the one hand, and Licensor or its affiliates, on the other hand, except for any failure of Licensee to comply with the development schedule set forth in any Development Agreement to which Licensee is a party;

                 3. The transferor shall have executed a general release, in a form satisfactory to Licensor, of any and all claims against Licensor and its officers, directors, shareholders, and employees, except for claims which have been expressly identified and reserved in the transfer application;

                 4.   The transferee shall either (i) if the
proposed transferee is a company with a net worth at least equal to Carrols Corporation's current net worth and with restaurant operating experience at least comparable to Carrols Corporation's in terms of number of units operated and profitability of operations, enter into a written assignment in a form satisfactory to Licensor assuming and agreeing to discharge all of Licensee's obligations under this Agreement, or (ii) the transferee shall be required to execute, for a term ending on the expiration date of this Agreement and with such renewal term as may be provided by this Agreement, the standard form agreement then being offered to new Taco Cabana System licensees and such ancillary agreements as Licensor may require for the licensed business, which agreements shall supersede this transferred Agreement in all respects and the terms of which agreements may differ from the terms of this transferred Agreement, including, without limitation, calling for a higher percentage royalty rate and advertising contribution; the transferee, however, shall not be required to pay any initial license fee and the signing of the new form of License Agreement may not be required unless two or more new licensees have executed substantially the same form prior to demand being made on the transferee pursuant to this provision;

                 5. The transferee shall have demonstrated to Licensor's reasonable satisfaction that the transferee meets its educational, managerial, and business standards; possesses a good moral character, business reputation and credit rating; has the aptitude and ability to conduct the licensed business (as may be evidenced by prior related business experience or otherwise); and has adequate financial resources and capital to operate the business;

                 6. In the event Licensee has not been required to upgrade its restaurant at any time within five years prior to the date of the proposed transfer, the transferee shall upgrade the
      restaurant to conform to the design concepts then being used in new
Taco Cabana System restaurants, and shall complete the upgrading and other requirements within the time period reasonably specified by Licensor;

                 7.   Licensee shall remain liable for all
obligations to Licensor in connection with the licensed business which are known and due at the date of transfer and shall execute any instrument reasonably requested by Licensor to evidence such continuing liability;

                 8.   At the expense of the transferee, the
transferee and the transferee's manager shall complete any training programs then required for new licensees; and

                 9.   Except in the case of a transfer to a
corporation or entity formed for the convenience of ownership in which the original individual or other Licensees continue to maintain at least a 51% ownership of all classes of equity security, if Licensee should wish to transfer its interest under this Agreement to a third party, and if Licensor waives its right of first refusal with respect to such transfer, Licensee shall pay to Licensor a $3,000 transfer application fee together with the transfer application to defray Licensor's expenses incurred in investigating the character, business background and financial resources of the proposed transferee (in the event more than a single licensed Taco Cabana restaurant is being sold by Licensee to any one transferee, only a single $3,000 transfer application fee shall be required).

                      Any purported assignment or transfer not having the written consent of Licensor shall be null and void and constitute a breach of this Agreement.

                      XXX

                      The terms of this Section XIII. shall not apply to a sale-leaseback transaction whereby Licensee continues to operate the Restaurant.

           C. Corporate Licensees: If Licensee is a corporation (and comparable requirements shall apply in the event Licensee is a partnership, limited liability company or other business entity), the following requirements shall also apply to Licensee:

                 1.   Copies of Licensee's articles of
incorporation, by-laws and other governing documents, including the resolution of the Board of Directors authorizing entry into this Agreement shall be furnished to Licensor; and

                 2. Licensee shall maintain a current list of all owners of record and all beneficial owners of any class of its voting stock and shall furnish the list to Licensor upon request,
      except if Developer becomes a publicly held corporation.

           D. Offerings by Licensee: All materials required to be publicly filed in connection with any public offering by federal or state law must be submitted to Licensor for review prior to filing with any government agency. No Licensee offering may imply that Licensor is participating in an underwriting, issuance, or offering of Licensee's securities, and Licensor's review of any offering will be limited solely to the subject of the relationship between Licensee and Licensor. Licensee and the other participants in the offering shall fully indemnify Licensor with respect to any claims or damages incurred by Licensor (including reasonable attorneys' fees) arising from or related to the offering. Licensee shall reimburse Licensor for all reasonable out-of-pocket costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees. Licensee shall give Licensor reasonable prior written notice and opportunity to review the materials proposed to be filed prior to any filing of the proposed materials. Licensor shall review such materials and provide comments, as appropriate, reasonably promptly.

           E. Licensor's Right of First Refusal: Licensee shall give Licensor notice in writing of any intended transfer of the licensed business or, so long as Licensee is not a public company, of a controlling interest in Licensee; provided, however, that Licensor shall have no right of refusal with respect to the proposed transfer of a controlling interest in Licensee until such time as Licensee's Taco Cabana Restaurants account for 35% or more of the total number of restaurants operated by Licensee. The notice shall set forth the name and address of the proposed transferee and all the terms and conditions of the proposed transferee's offer. Licensor may elect to purchase the Restaurant or interest by giving Licensee written notice of its intention to purchase within 30 days following receipt of such notice. The closing with respect to such purchase shall occur in accordance with the terms of the original offer, but in no event prior to 30 days following the election to purchase the Restaurant.
Purchase of the Restaurant shall be on the same payment terms as set forth in the offer, less any finder's or broker's fees (Licensor shall not be obligated to pay any finder's or broker's fees). If Licensor does not elect to purchase the Restaurant or interest, but Licensor approves the transfer, and the transfer is not completed in accordance with the terms of the offer (in no event to exceed 120 days following the earlier of expiration of the 30-day notice period or delivery of notice of Licensor's approval of the proposed transfer), Licensor shall continue to have, upon the foregoing conditions, an option to purchase the Restaurant upon the payment terms and conditions of any subsequent offer, less finder's and broker's fees.

                 If the offer provides for payment of consideration other than cash XXX.
Licensor may accept the offer by offering a reasonable cash substitute comparable to the fair market value of the non-cash part
      of the offer XXX if Licensee disputes the comparability in value of the proffered cash substitute, then the fair market value will be conclusively determined by a licensed appraiser acceptable to both parties or, if the parties can not agree upon an appraiser, one licensed appraiser shall be selected by Licensor, one by Licensee, each of whom shall independently determine such fair market value, and thereafter such two licensed appraisers by mutual agreement shall select a third licensed appraiser who shall conduct his own independent appraisal and select as the final and binding appraisal the appraisal of the first two appraisers nearest in amount to his own. Licensee may elect not to accept the appraised cash substitute; however, in that event Licensor may, in its sole and absolute discretion, withhold consent to the proposed transfer. The right of first refusal shall not apply to a public offering of Licensee's stock.

           F. Purchase Upon Termination or Expiration: Upon termination or expiration of this Agreement (assuming Licensee does not then continue to operate other licensed Taco Cabana restaurants; if Licensee does operate other such restaurants, Licensor's right to purchase provided for hereby shall not apply), Licensor may, upon written notice within 30 days of such date of termination or expiration, notify Licensee of its intention to purchase all, or any portion of, the furniture, fixtures, signs, equipment, inventory and other personal property bearing the Taco Cabana System's Proprietary Marks for a sum equal to the lesser of
(i) the price paid by Licensee for such property, or (ii) the fair market value of such property, and, in the event of termination by reason of Licensee's default, notify Licensee of its intention to assume Licensee's lease (to the extent such lease permits such an assignment) or to purchase at fair market value the Restaurant building and land from Licensee XXX. During the period of such option Licensee shall not dispose of such items or remove them from the Restaurant premises (unless otherwise legally required to do so, in which case such items must be warehoused with an independent third party acceptable to Licensor for the term of such option). Any personal property so purchased by Licensor shall be removed by Licensor's carrier at the Restaurant on a date specified in the purchase notice not more than five days after such notice or at such other time as may be reasonable in the circumstances; any real property so acquired shall be conveyed and the closing with respect thereto shall occur within 120 days following such termination.
The fair market value of the real estate upon which the Restaurant is situated, and of the furniture, fixtures, equipment, inventories and other personal property shall be conclusively established by a licensed appraiser acceptable to both parties or, if the parties can not agree upon an appraiser, one licensed appraiser shall be selected by Licensor, one by Licensee, each of whom shall independently determine such fair market value, and thereafter such two licensed appraisers by mutual agreement shall select a third licensed appraiser who shall conduct his own independent appraisal and select as the final and binding appraisal the appraisal of the first two appraisers nearest in amount to his own.

                 G.    Right To Set Off:  If Licensor elects to
exercise
any of the options described in Sections XIII.E. or XIII.F. above, it shall have the right to set off all amounts due from Licensee (or, in the appropriate case, the interest holder in Licensee) under this Agreement or otherwise against any payment required to be made in connection with such option exercise.

           H. Non-Waiver of Claims: Licensor's consent to a transfer of any interest in the license granted hereunder shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Licensor's right to demand exact compliance with any of the terms of this Agreement by the transferee.

     XIV.        DEFAULT AND TERMINATION

           A. Termination by Licensee: In the event of any failure by Licensor to perform any obligation expressly required to be performed by Licensor under this Agreement at the time required, and after the Licensor is given thirty (30) days written notice and opportunity to cure such default (or such longer period as is reasonably required, under the circumstances, to cure the default, provided, Licensor has commenced to cure within the 30-day period and thereafter diligently seeks to effect such cure), the Licensee may terminate this Agreement and shall be entitled to such remedies as are available under applicable law including, without limitation, those provided under Section XV.A.7 hereof.

           B. Termination Without Opportunity to Cure: Licensee shall be deemed to be in default and Licensor may terminate this Agreement by so notifying Licensee without affording Licensee any opportunity to cure the default upon the occurrence of any of the following events:

                 1. If Licensee or any holder of a 10% or greater ownership interest therein, who is also a director or officer of franchisee, is convicted of a felony or any other crime or offense material to the operation of the licensed restaurant (unless such person is immediately removed as a director or terminated as an employee, as applicable); or

                 2. If Licensee intentionally misuses or makes any material unauthorized use of the Taco Cabana System's Proprietary Marks or any other identifying characteristic of the Taco Cabana System in such manner as to reflect materially and unfavorably upon the Taco Cabana System, or otherwise intentionally and materially impairs the goodwill associated therewith or Licensor's rights therein; or

                 3. Automatically and without need for notice, if Licensee shall become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by Licensee or such a petition is filed against and consented to by
      Licensee, or if Licensee is adjudicated a bankrupt, or if a bill in
equity or other proceeding for the appointment of a receiver of Licensee or other custodian for Licensee's business or assets is filed and consented to by Licensee, or if a receiver or other custodian (permanent or temporary) of Licensee's business or assets is appointed by any court of competent jurisdiction, or if proceedings for a composition with creditors under any state or federal law should be instituted by or against Licensee, or if any substantial real or personal property of Licensee's licensed restaurant shall be sold after levy by any sheriff, marshal, or constable; or

                 4. If Licensor reasonably determines that an imminent threat or danger to public health or safety would result from the continued construction, maintenance, or operation of the licensed business; or

                 5. If Licensee, except as expressly permitted by the terms of this Agreement, purports to transfer any rights or obligations under this Agreement to any third party without Licensor's prior written consent; Licensor may treat this Agreement as terminated from the date of the impermissible transfer and need not deal in any fashion with the purported assignee; Licensee, however, shall have a right to reinstate its rights under this Agreement within a period of 30 days from notice by Licensor by either rescinding such transfer or properly qualifying such transfer under the terms of this Agreement; or

                 6. If Licensee intentionally and wrongfully discloses or divulges the contents of the Confidential System
Manual or other Taco Cabana trade secrets or confidential information to non-employees; or

                 7.   If Licensee makes any material
misrepresentations relating to the acquisition of the licensed business; or

                 8. If the licensed business is seized, taken over or foreclosed by a government official in the exercise of his duties, or is seized, taken over or foreclosed by a creditor, lienholder or lessor; or

                 9.   If Licensee is in default under this
Agreement for failure to substantially comply with any of the requirements imposed by this Agreement, and has on at least two prior occasions within the preceding 180 days committed the same or a substantially similar act of default under this Agreement of which it received written notice from Licensor.

                 Except as otherwise expressly indicated above, termination of this Agreement takes effect immediately upon receipt of written notice thereof from Licensor upon the occurrence of the events of default described above.

           C. Termination With Opportunity to Cure: Except as set forth above in Section XIII.B., Licensee has 30 days after its receipt from Licensor of a written notice of termination within which to remedy any default under this Agreement and to provide evidence of such cure to Licensor (or such longer period as is reasonably required, under the circumstances, to cure the default, provided, Licensee has commenced to cure within the 30-day period and thereafter diligently seeks to effect such cure). If any such default is not cured within that time, or such longer period of time as applicable law may require, this Agreement terminates without further notice to Licensee effective immediately upon the expiration of the 30-day period, or such longer period as applicable law may require. Licensee shall be in default for any failure to substantially comply with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Confidential System Manual, or to carry out the terms of this Agreement in good faith. Such defaults include, without limitation, the occurrence of any of the following events:

                 1. If Licensee fails, refuses, or neglects to pay promptly when due any monies owed to Licensor or its affiliates, or to submit the financial information or other reports required under this Agreement; or

                 2. If Licensee fails to maintain any of the standards or procedures prescribed by Licensor in this Agreement, the Confidential System Manual or otherwise from time to time; or

                 3. If Licensee, by act or omission, permits a continued violation in connection with the operation of the Restaurant of any law, ordinance, rule, or regulation of a governmental agency, in the absence of a good faith dispute over its application or legality and the diligent pursuit of administrative or judicial relief therefrom; or

                 4. If Licensee ceases to do business at the Restaurant at any time for a period of more than three consecutive days (unless because of flood, fire, Acts of God or other events beyond Licensee's control) or establishes a pattern of closing for less than three consecutive days without Licensor's consent, except that if any loss of possession results from the governmental exercise of the power of eminent domain, or if, through no fault of Licensee, the premises are damaged by a disaster such that they cannot, in Licensor's judgment, reasonably be restored, then, in either such event, this Agreement shall not be terminated for that reason for 30 days thereafter if Licensee applies within that time for approval to relocate for the remainder of the term to other identified premises acceptable to Licensor and expeditiously and diligently accomplishes such relocation when approved; or

                 5.   If Licensee engages in any business or
markets any service or product under a name or mark which, in Licensor's reasonable opinion, is confusingly similar to the Taco
      Cabana System's Proprietary Marks; or

                 6.   If Licensee fails to comply with the
covenants not to compete applicable during the term of this Agreement or fails to obtain the execution of covenants by others as required by this Agreement; or

                 7. If Licensee fails to materially and in good faith comply with any other terms, provisions or conditions of this Agreement.

                 Licensee relinquishes all interests of every kind and description in the franchise upon termination or expiration of this Agreement. Subject to Section X.B.11 hereof, all goodwill arising from Licensee's operation of the Restaurant under the Taco Cabana System shall inure solely and exclusively to the benefit of Licensor; upon expiration or termination of this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Licensee's use of the Taco Cabana System or Proprietary Marks.

     XV.         POST-TERMINATION OBLIGATIONS

           A. Upon termination (except as otherwise expressly noted, whether because of Licensor's or Licensee's default or otherwise) or expiration of this Agreement, and except as permitted with respect to Taco Cabana restaurants of the Licensee, if any, for which the License Agreement is not being terminated, Licensee shall be obligated to do the following:

                 1. Licensee shall immediately cease to operate the Restaurant licensed under this Agreement, and shall not thereafter hold itself out as a present or former Taco Cabana licensee; and

                 2. Licensee shall immediately and permanently cease using any Confidential Information associated with the Taco
Cabana System; the name "Taco Cabana"; and any Taco Cabana
Proprietary Marks, distinctive trade dress, forms, slogans, signs, symbols, or devices associated with Taco Cabana System.

In addition, Licensee shall cease using all items bearing Taco Cabana Proprietary Marks, unless such marks can be removed, including signs, fixtures, furniture, equipment, advertising materials, stationery, forms, and any other articles which display the Proprietary Marks associated with the Taco Cabana System; and

                 3. Licensee shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the name "Taco Cabana" or any other trademark, trade name, or service mark of Licensor, and licensee shall furnish Licensor with satisfactory evidence of compliance with this obligation within 30 days after termination or expiration of this Agreement; and

                 4. In the event this Agreement is terminated because of Licensee's default, Licensor may exercise such rights or options as are provided for in Section XIII.F. hereof (provided that Licensor shall indemnify Licensee for liabilities arising subsequent to an assignment in the event Licensor should in such events take an assignment of the lease or sublease). In the event Licensor does not acquire such lease or sublease, Licensee shall make such reasonable modifications or alterations to the Restaurant (including, without limitation, changing the telephone number), immediately upon termination or expiration of this Agreement as may be necessary to distinguish the appearance and operations of the Restaurant from other restaurants under the Taco Cabana system, and shall make such specific changes as Licensor may reasonably request for that purpose; and

                 5.   If Licensee continues to operate or
subsequently begins to operate any other business, Licensee shall not use any reproduction, counterfeit, copy, or colorable imitation of the Taco Cabana System's Proprietary Marks in connection with such other business which is likely to cause confusion, mistake, or deception; or which is likely to dilute Licensor's exclusive rights in and to the Taco Cabana System's Proprietary Marks; and, Licensee is prohibited from utilizing any designation of origin or description or representation which falsely suggests or represents an association or connection with Licensor; and

                 6. Licensee shall promptly pay all sums then owed by it to Licensor and its affiliates, but without giving effect to any prospective royalties or advertising contributions which might have become due over the balance of the uncompleted term of the License Agreement. In the event of termination for any default of Licensee, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Licensor as a result of the default; and

                 7.   In the event of litigation between the
parties with respect to an alleged default or termination pursuant hereto including litigation prior to or subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any of the provisions of this Agreement, including, without limitation, those concerning post-termination obligations, the non-prevailing party in such litigation shall pay all damages, costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party; and

                 8.   Licensee shall immediately turn over to
Licensor all manuals, including the Confidential System Manual, and all materials related to operating the licensed business, and all copies thereof, except for Licensee's copy of this Agreement and of any correspondence between the parties, and any other documents which Licensee reasonably needs for compliance with any provision of law; and

                 9. Unless Licensee then operates other licensed Taco Cabana restaurants, Licensor may exercise such rights or options as are provided for in Section XIII.F. hereof; and

                 10. Licensee and its officers and management directors shall comply with the covenants contained in Section XVI of this Agreement.

     XVI.        COVENANTS AND AGREEMENTS RELATED THERETO

           A. Licensee (or, if Licensee is not a natural person, an operations supervisor designated by Licensee) and Licensee's Manager shall attend, and complete, to Licensor's reasonable satisfaction, Licensor's initial training programs prior to the opening of the Restaurant, and any additional training programs which Licensor may require in writing from time to time. Licensee shall cause its employees to complete, to Licensor's reasonable satisfaction, such initial or additional training as Licensor may require in writing from time to time. Licensor shall provide only training materials; and Licensee or its employees shall be responsible for all other expenses incurred in training. Licensee, its manager, and other employees of Licensee may attend such optional training programs as Licensor may offer upon payment of the training fee, if any, then being charged by Licensor. Licensee covenants that during the term of this Agreement, except as otherwise approved in writing by Licensor, Licensee or Licensee's approved restaurant manager shall devote its or his full time and best efforts to the operation of the licensed business.

           B. Licensee specifically acknowledges that, pursuant to this Agreement, Licensee shall receive valuable training and Confidential Information, including, without limitation, information regarding the operational, sales, and marketing methods of Licensor and the Taco Cabana System.

                 Licensee and its officers and management directors covenant that during the term of this Agreement, except as otherwise approved in writing by Licensor, Licensee and they, respectively, shall not, either directly or indirectly, for itself or themselves, or on behalf of any other person or entity:

                 1. Divert or attempt to divert any business or customer of the licensed business to any competitor (not including other restaurant concepts being operated by Licensee) or do or perform any other act materially prejudicial to the goodwill associated with Licensor's Proprietary Marks and the Taco Cabana System; or

                 2. Employ or seek to employ any person who is at that time employed by Licensor, or by any other Taco Cabana licensee, or otherwise directly or indirectly induce such a person to leave his or her employment; or

                       3.   Own, maintain, engage in, or have any
interest in any Mexican food restaurant which is substantially similar to the licensed business, except for ownership by Licensee or such other persons of less than a 5% beneficial interest in the outstanding equity securities of any publicly-held corporation.

           C. Licensee and its officers XXX covenant that, except as otherwise approved in writing by Licensor, Licensee and they, respectively, shall not, for a XXX period commencing upon the expiration or termination of this Agreement, regardless of the cause of termination, either directly or indirectly, for itself or themselves, or on behalf of any other person or entity, own, maintain, engage in, or have any interest in any Mexican food restaurant which is substantially similar to the licensed business and which is located within a radius of five miles of the location of the licensed business or within five miles of any restaurant under the Taco Cabana System which is in existence on the date of expiration or termination of this Agreement.
This covenant shall not apply to ownership by Licensee or such other persons of less than a 5% beneficial interest in the outstanding equity securities of any publicly-held corporation XXX this Section XVI.C of officers and management directors shall be evidenced by the signing of personal covenants in the form reasonably prescribed by Licensor.

           D. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section XVI is held unreasonable or unenforceable, Licensee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were made a part of this Section XVI.

           E. Licensee expressly agrees that the existence of any claims it may have against Licensor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Licensor of the covenants in this Section XVI.

           F. Licensee acknowledges that Licensee's violation of the terms of this Section XVI would result in irreparable injury to Licensor for which no adequate remedy at law may be available, and Licensee accordingly consents to Licensor seeking the issuance of an injunction prohibiting any conduct by Licensee in violation of the terms of this Section XVI.

     XVII.       TAXES, PERMITS AND INDEBTEDNESS

           A. Licensee shall promptly pay when due all taxes assessed by any tax authority, and any and all other indebtedness incurred by Licensee in the conduct of the licensed business.

           B.    In the event of any bona fide dispute as to
      liability for taxes assessed or other indebtedness to third parties, Licensee may contest such tax or indebtedness in accordance with procedures of the taxing authority or applicable law.

           C.    Licensee shall comply with all laws and
regulations necessary for the proper conduct of the licensed business.

           D. Licensee shall notify Licensor in writing within five days of the commencement of any action, suit or proceeding (in the event Licensee is a plaintiff or petitioner), or within five days of receipt of service of process (in the event Licensee is defendant or respondent) and within five days of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may materially adversely affect the operation or financial condition of the licensed business.

           E. Delinquent payments of any sort payable by Licensee to Licensor under this Agreement shall bear interest from the date such payment was first due, at the lesser of (i) the prime rate then quoted by the Chase Manhattan Bank, N.A., plus 3% per annum, or (ii) the highest rate permitted by applicable law, in either case from the due date of such payment until the delinquent payment and interest thereon is paid in full.

     XVIII.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION

           A. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Licensee shall be an independent contractor, and that nothing in this Agreement is intended to constitute Licensee as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of Licensor for any purpose whatsoever.

           B. During the term of this Agreement, Licensee shall hold itself out to the public as an independent contractor pursuant to a license from Licensor. Licensee agrees to take such affirmative action as may be necessary, including, without limitation, exhibiting a notice of that status and relationship in a conspicuous place in the Restaurant premises and on stationery and forms.

           C. It is agreed that nothing in this Agreement authorizes Licensee to make any agreement or representation on Licensor's behalf, or to incur any obligation in Licensor's name, and that Licensor shall in no event assume liability for, or be deemed liable hereunder as a result of any act or omission of Licensee in Licensee's conduct of the licensed business. Licensee does hereby indemnify and hold Licensor harmless against any and all such claims arising in connection with the licensed business, as well as the costs, including reasonable attorneys' fees,
      of defending against such claims, unless such claims are caused by
the acts or negligence of Licensor.

     XIX.        APPROVALS AND WAIVERS

           A. Whenever this Agreement requires the prior approval or consent of Licensor, Licensee shall make a timely written request to Licensor therefor, as required, and such approval or consent shall be obtained in writing.

           B. No failure of either party hereto to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation hereunder, and no practice of the parties at variance with the terms hereof, shall constitute a waiver of the right to demand strict compliance with any of the terms herein. Waiver by either party hereto of any particular default by the other party shall not impair the nondefaulting party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission to exercise any power or right arising out of any default of any of the terms hereof, affect or impair the nondefaulting party's right to exercise the same, nor shall such constitute a waiver of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by either party hereto of any payments due to it hereunder shall not be deemed to be a waiver by such party of any preceding breach by the other party of any terms of this Agreement.

     XX.         NOTICES

                 Any notices required or permitted under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or reputable overnight courier to the respective parties at the following addresses unless a different address has been designated by written notice to the other parties:

     Notices to LICENSOR:   T.C. MANAGEMENT, INC.
                            262 LOSOYA, SUITE 330
                            SAN ANTONIO, TEXAS  78205
                            ATTENTION:  PRESIDENT AND GENERAL
                                        COUNSEL

     Notices to LICENSEE:   CARROLS CORPORATION
                            968 JAMES STREET
                            SYRACUSE, NEW YORK  13203
                            ATTENTION:  PRESIDENT AND GENERAL
                                        COUNSEL

Any notice by certified mail shall be deemed to have been given at the date and time of mailing.

           XXI.        ENTIRE AGREEMENT

                 This Agreement, the documents referred to herein, and the Exhibits hereto, if any, constitute the entire Agreement between the parties hereto concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Licensee to execute this Agreement. No amendment, change or variance from this Agreement shall be binding on the parties hereto unless mutually agreed to by the parties and executed in writing by Licensor and Licensee. Licensor may, however, subject to the express limitations stated in this Agreement, modify the Confidential System Manual and other operational requirements under any conditions and to any extent it in its discretion deems necessary to meet competition, protect the Licensor's Proprietary Marks, or improve the quality of the products or services provided by Taco Cabana restaurants.

     XXII.       SEVERABILITY AND CONSTRUCTION

           A. Except as expressly provided to the contrary herein, Licensor and Licensee agree that if any of the provisions of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of every provision of this Agreement shall be construed according to its fair meaning and not strictly against Licensor or Licensee. In the event any court or other public agency shall determine that any provision in this Agreement is not enforceable as written, Licensor and Licensee agree that the provision shall be deemed thereby amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought.

If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other public agency, such findings shall not invalidate the remainder of this Agreement.

           B. All captions in this Agreement are intended for convenience and shall not affect the meaning of any provision hereof.

           C. All references to the masculine, feminine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgements, promises, covenants, agreements and obligations made or undertaken by Licensee shall be deemed jointly and severally undertaken by all the Licensee co-parties hereto, if more than one, on behalf of Licensee.

     XXIII.      APPLICABLE LAW

           A. This Agreement takes effect upon its acceptance and execution by Licensor in the State of Texas, and shall be construed under the laws thereof, which laws shall prevail in
      the event of any conflict of law.

           B. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Texas in Bexar County (the judicial district in which Licensor has its principal place of business); and the parties do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

           C. No right or remedy conferred upon or reserved to Licensor or Licensee by this Agreement shall be deemed to be exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

     XXIV.       ACKNOWLEDGMENTS

           A. Licensee acknowledges that Licensee has conducted an independent investigation of the business licensed hereunder, and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Licensee as an independent businessman. Licensor expressly disclaims the making of, and Licensee acknowledges that Licensee has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement. Licensee acknowledges that it has received, read and understood this Agreement, the exhibits hereto, if any, and agreements relating thereto, if any, and that Licensor has provided Licensee ample time and opportunity to consult with advisors of Licensee's own choosing about the potential benefits and risk of entering into this Agreement.

           B. Licensee acknowledges that Licensee received a complete copy of this Agreement, the exhibits hereto, if any, and agreements relating thereto, if any, at least five business days prior to the date on which this Agreement is executed. Licensee further acknowledges that Licensee has received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, and by any applicable State law at least ten business days prior to the date on which this Agreement was executed.


     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

                                  LICENSOR:

                                  T.C. MANAGEMENT, INC.

                                  BY:

                                  TITLE:



                                  LICENSEE:

                                  CARROLS CORPORATION

                                              BY:


                                  TITLE:

                                       EXHIBIT A


     Licensee shall select a proposed site in the City of
 ,                       and shall advise Licensor of such proposed
site and submit to Licensor for its review copies of the proposed lease or other conveyance as promptly as possible after the execution of this Agreement in order to permit the opening of the restaurant in compliance with the timetable required in
Section II.A. hereof and, if applicable, in the Development Agreement. Licensor reserves the right to inspect such site and the submitted documents and to approve or disapprove such site in its sole, reasonable discretion. Written approval or disapproval shall be rendered within 30 days after the submission of any such proposed site and the required supporting documentation. Licensor has the right to reject the Licensee's site selection on as many occasions and for as many stated bona fide reasons as Licensor, in the exercise of reasonable discretion and good business judgment, shall deem necessary; in such event, Licensee shall have no right to rescind this Agreement but shall proceed with a good faith effort to find a suitable location.